                                                                   EXHIBIT 10.20

                                   AGREEMENT
                                    BETWEEN
                          SIERRA HEALTH SERVICES, INC.
                                      AND
                         FIRST OPTION HEALTH PLAN, INC.

     THIS AGREEMENT is entered into this 6th day of January, 1995 (the "Effective Date"), by and between Sierra Health Services, Inc. ("SHS") and First Option Health Plan, Inc. ("First Option").

     WHEREAS, First Option operates a state licensed health maintenance organization ("HMO") in the state of New Jersey and desires to contract with the Health Care Financing Administration ("HCFA") on a risk basis to arrange for the provision of covered services to Medicare beneficiaries under 42 U.S.C. (S) 1395mm (hereafter the "Medicare Risk Contract");

     WHEREAS, First Option desires to obtain SHS's assistance in applying for a Medicare Risk Contract and developing a program (hereafter the "Risk Program") in compliance with the requirements of such contract.

     NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, it is hereby agreed by and between the parties as follows:

1.  OBLIGATIONS OF SHS

     1.1  Pre-Application Services.  SHS shall perform the following services on
          ------------------------
behalf of First Option prior to completing and submitting an application to the Health Care Financing Administration ("HCFA") for a Medicare Risk Contract (the "Application") with a service area that includes the state of New Jersey or subareas of the state.

     1.1.1  Development of Work Plan.  SHS staff will meet with First Option to
            ------------------------
establish a work plan for completing the Application in accordance with Section
1.1.2.1. The work plan will identify tasks which must be completed in order to submit the Application to HCFA as well as deadlines for completing those tasks. SHS will have primary responsibility for developing the work plan but will seek input from First Option. SHS and First Option will jointly identify and agree upon the members of a "Medicare Project Team" which will be responsible for implementing the work plan.

     1.1.2  Site Visit.
            ----------

     1.1.2.1 Within ten (10) days following the Effective Date of this Agreement, SHS staff will meet with First Option staff at First Option's headquarters in New Jersey to discuss the Risk Program. Prior to such site visit, SHS shall provide First Option with a summary of the federal requirements relating to the implementation of a Risk Program by a federally qualified HMO. During the site visit, the Medicare Project Team will discuss those requirements and prioritize the issues and tasks which must be completed in order to submit the Application to HCFA. SHS shall develop a list of deliverables which shall describe the deliverables SHS will require from First Option in order to complete the Application. These shall include, but not be limited to, executed provider contracts that meet applicable federal requirements, and copies of First Option's applications for state licensure and for federal qualification. In the event First Option is unable to provide the deliverables to SHS in a timely manner, the parties shall mutually agree to an extension of the deadlines or time frames set forth in Section 3.4 for completion of the Application without any penalty to SHS.

     1.1.2.2 During the site visit, SHS will interview key First Option staff to ascertain First Option's current capabilities in the following areas of operation:

                    a.   claims adjudication;
                    b.   customer/member services and related communications;
                    c. provider relations including a review of provider agreements;
                    d.   product design and pricing philosophy;
                    e.   competitive marketing analysis;
                    f.   data collection, analysis and maintenance;
                    g.   medical management review;
                    h.   quality assurance;
                    i.   finance and accounting; and
                    j.   eligibility and enrollment.

          1.1.3  Identification of Operational Needs.  Based upon the review of
                 -----------------------------------
First Option's current capabilities as described in Section 1.1.2.2 above and information provided by First Option regarding the intended structure of the Risk Program, SHS shall identify in writing for First Option any significant operational functions which First Option does not have adequate capacity to provide and which will be required pursuant to the Medicare Risk Contract. SHS will also identify areas of operational capacity relating to the Medicare Risk Contract which may require expansion in order to satisfy First Option's fiscal considerations, member service needs, and/or management objectives. SHS will prepare recommendations for addressing areas of potential or existing incapacity for First Option's consideration.

          1.1.4  Review of Information Systems.  SHS will review First Option's
                 -----------------------------
information systems and evaluate the adequacy of those systems for meeting any material requirements under the Medicare Risk Contract. The review and evaluation will be limited to First Option's current claims, billing, utilization management and eligibility systems. SHS will identify those areas in which First Option's systems are materially inadequate and prepare a report for First Option which shall summarize estimated costs and time frames for enhancing First Option's systems internally and compare those costs to estimated costs of implementing other systems.

          1.1.5  Program Analysis.  SHS will perform an analysis of market and
                 ----------------
other factors which materially affect the financial viability of a Risk Program by First Option. SHS's analysis will include the following:

          1.1.5.1  Competition.  SHS, with the assistance of First Option, will
                   -----------
gather data from relevant industry sources and identify existing and potential competitors of First Option with respect to the Medicare market. SHS will provide First Option with a written market analysis which will include the following information on existing and potential competitors to the extent such information is available:

                    a.   approved and proposed service areas;
                    b. composition of competing delivery systems and a comparison to First Option's delivery system;
                    c.   benefit design and premium rates;
                    d.   sales distribution methods and sales incentives;
                    e.   current and estimated enrollment trends;
                    f. current demographics for senior population in the proposed service area; and
                    g.   future demographic trends in the proposed service area.

          1.1.5.2  Provider Contracting Strategy.  SHS shall assist First Option
                   -----------------------------
in developing a strategy for amending First Option's current contracts with participating providers to provide services to enrollees under the Medicare Risk Contract. SHS shall assist First Option in evaluating First Option's current participating provider compensation levels and methodologies and comparing those arrangements with the provider reimbursement levels under the Medicare program. SHS shall recommend to First Option changes to First Option's provider compensation levels and methodologies based on the projected utilization of covered services by Medicare beneficiaries, cost factors provided by First Option and estimated payment levels from HCFA under the Medicare risk contract.

          1.1.5.3  Marketing Plan.  SHS shall assist First Option in developing
                   --------------
a marketing plan for the Risk Program. Such plan shall address key marketing messages; marketing staffing and training requirements; sales, advertising, and promotion strategies; and necessary marketing materials. In addition, SHS shall interview brokers and agents identified by First Option regarding the market need for and consumer interest in an individual Medicare product to be offered by First Option. SHS shall work with First Option sales staff to identify major employers in First Option's proposed service area who provide health care benefits to their retirees and to solicit their interest in a group Medicare product. SHS shall also interview key organizations identified by First Option in the relevant senior community regarding potential interest in a First Option Medicare product, and shall conduct at least two (2) but no more than three (3) group interviews with potential Medicare enrollees.

               1.1.5.4  Actuarial Services.
                        ------------------

          1.1.5.4.1 SHS and First Option shall review the adjusted average per capita cost ("AAPCC") payment levels for each county in New Jersey. In addition, SHS shall assist First Option in evaluating the differences in the AAPCC payments levels for each such county. SHS shall also assist First Option in analyzing historical utilization and cost experience data for each such county in an effort to identify material variances among the counties.

          1.1.5.4.2 SHS shall engage Bob Gold of Bob Gold & Associates, Inc. to develop an adjusted community rate ("ACR") proposal for submission with the Application. SHS's obligation to engage Bob Gold is subject to his agreement to develop an ACR proposal within the time frame established by the Medicare Project Team which will permit the timely filing of the Application and upon such terms and conditions as are acceptable to SHS and Bob Gold. Bob Gold shall be primarily responsible for estimating the utilization of Medicare covered services by the Medicare population and comparing it to the estimated utilization of such services by First Option's under 65 commercial enrollment.

          1.1.5.4.3 First Option, with assistance from SHS, shall estimate First Option's level of reimbursement from HCFA on a per member per month ("PMPM") basis for each county in New Jersey. SHS shall assist First Option in developing projected demographics and age/sex factors of the Medicare population that would be served under the Risk Program. Such projections shall be based on the current demographics of each county and such other factors agreed to by the parties.

          1.1.5.5  Financial Projections.  SHS shall assist First Option in
                   ---------------------
developing financial projections for the Risk Program. SHS shall provide assistance to First Option in developing a financial model which shall capture information about the anticipated revenues and operating expenses of the Risk Program. The financial model shall capture information in the following areas:

                    a. Data derived from the actuarial calculations relative to the AAPCC payments;

                    b. Estimated utilization and cost of care expenses based on First Option's negotiated payment rates with providers;

                    c. Projections of enrollment from individuals and groups which shall be estimated after completion of the competitive market analysis described in Section 1.1.5.1; and

                    d. Assumptions regarding the administrative costs associated with the development, implementation and operations of the Risk Program.

     1.2  Development of Enrollee Materials.  In connection with the submission
          ---------------------------------
of the Application, First Option, with the assistance of SHS, shall develop the sample benefit plans for the individual Medicare market. At First Option's request, SHS shall provide comments and recommendations regarding the need for and adequacy of other information customarily required for Medicare risk contract enrollees. SHS will provide sample form documents as part of its assistance under this Section 1.2.

     1.3  Enrollment Projections.  SHS shall assist First Option in preparing
          ----------------------
enrollment projections required to be included in the Application. These include enrollment projections by product type on a monthly basis through break even and subsequently on a quarterly basis.

     1.4  Contract Review.  SHS shall review First Option's contracts with
          ---------------
providers and other entities which will be providing services in connection with the Risk Program. The purpose of such review shall be to assess the contracts' compliance with applicable state and federal laws.

     1.5  Completion and Submission of the Application.  SHS shall have primary
          --------------------------------------------
responsibility for completing the Application and First Option shall file any Application prepared by SHS with HCFA within three (3) working days of receipt. Following submission of the Application to HCFA, SHS shall assist First Option in responding to any questions or issues raised by HCFA in connection with the Application. SHS shall also assist First Option in the preparation of any amendments to the Application or supplemental information requested by HCFA. To the extent that submission of the Application is delayed due to issues and concerns raised by HCFA in connection with First Option's application for federal qualification, then the time frames established hereunder for SHS's submission of the Application and any payments and bonuses related thereto shall be extended until such time as HCFA's issues and concerns are resolved.

2.   OBLIGATIONS OF FIRST OPTION

     2.1  Support of SHS.  First Option shall make available to SHS appropriate
          --------------
personnel to assist SHS in performing its obligations as described in Article 1. First Option agrees that SHS shall not be penalized (including, but not limited to, eligibility for bonus and development fee payments and rights to file future applications) for failure to meet the time frames set forth in Article 3 if such failure is caused by First Option's failure to make sufficient and appropriate personnel available to SHS (or by the lack of cooperation of such personnel) or First Option's failure to provide other deliverables which are identified in the work plan as provided in Article 1 above. First Option agrees to hire on a full-time basis, with advice from SHS, a project coordinator who shall be responsible for coordinating with SHS staff in implementing the work plan and ensuring the availability of the First Option's personnel.

     2.2  Provider Contracting.  First Option shall be solely responsible for
          --------------------
negotiating contracts or amendments to existing contracts with sufficient providers and vendors for the provision of services and supplies to Medicare enrollees. Such contracts or amendments shall be executed within the deadlines established by the Medicare Project Team.

     2.3  Federal Qualification Process.  First Option, prior to the execution
          -----------------------------
of this Agreement, has submitted a federal qualification application to the HCFA's Office of Managed Care. First Option also agrees to secure HCFA's determination that its federal qualification application is complete. First Option and its personnel will be responsible for directly interfacing with federal site team members and responding to any questions they may have during any scheduled federal site visit related to First Option's application for federal qualification. First Option is solely responsible for securing federal qualification status and resolving any issues or informational requests identified by the Office of Managed Care.

     2.4  Expenses.  In addition to reimbursing SHS in accordance with Article 3
          --------
for the costs it incurs on behalf of First Option,

First Option shall be solely responsible for costs it incurs in connection with the completion of the Application and the implementation and operation of the Risk Program including, but not limited to, legal and accounting expenses.

     2.5  SHS Compensation.  First Option shall compensate SHS for its services
          ----------------
hereunder in accordance with Article 3.

     2.6  No Guarantee.  First Option acknowledges and agrees that SHS does not
          ------------
make any guarantees regarding the financial viability of the Risk Program nor any guarantees regarding the award of a Medicare Risk Contract to First Option. First Option understands that the role of SHS is that of a consultant and developer and that ultimate responsibility for the implementation and administration of the Medicare Risk Contract remains with First Option.

     2.7  Indemnification.  First Option agrees to indemnify and hold harmless
          ---------------
SHS, its directors, officers, employees and agents from any and all liability, loss, damage, claim or expense of any kind, including costs and attorney's fees, which result from willful or negligent acts or omissions by First Option, its agents, or employees. SHS agrees to indemnify and hold harmless First Option, its directors, officers, employees and agents from any and all liability, loss, damage, claim or expense of any kind, including costs and attorney's fees, which result from willful or negligent acts or omissions by SHS, its agents, or employees.

3.   BILLING AND COMPENSATION

     3.1  Development Costs.  For the period from the Effective Date through
          -----------------
December 31, 1995, SHS's compensation hereunder shall be limited to reimbursement of its development costs and the incentive payments as set forth in Section 3.4. SHS shall use its best efforts to provide the services during the pre-application phase and complete the Application for an amount not to exceed $800,000, exclusive of any incentive payments made under Section 3.4.
For purposes of this Agreement, "development costs" are the hourly charges for SHS personnel set forth in Attachment A plus costs incurred by SHS for staffing, consultants, and any other expenses (excluding travel time) in performance of its obligations set forth in Article 1.

     3.2  Retainer.  Within five (5) days following the Effective Date, First
          --------
Option shall pay SHS a retainer of $100,000. SHS shall deduct from such retainer the costs it incurs pursuant to this Agreement plus any additional amounts described in Section 3.4. below until the retainer is exhausted. Thereafter, First Option shall pay SHS in accordance with SHS's monthly statements. Payment shall be due within thirty (30) days of First Option's receipt of such statement.

     3.3  Monthly Statements.  SHS shall provide First Option with detailed
          ------------------
monthly statements for services provided pursuant to this Agreement. Such statement shall reflect any applicable credits to and debits against SHS's retainer. The monthly statements shall describe all costs and charges being billed to First Option by SHS.

     3.4  SHS Incentive Payments.   In addition to the payment of its
          ----------------------
development costs, SHS shall receive the following incentive payments: (a) ten percent (10%) of its development costs if the Application is filed with HCFA within one hundred twenty (120) days after the Effective Date; or five percent (5%) if the Application is filed after the one hundred twentieth (120th) day and before the one hundred fifty-first (151st) day from the Effective Date. If the Application is filed more than one hundred fifty (150) days after the Effective Date, then SHS's compensation shall be limited to reimbursement for its development costs; provided that if the Application is filed more than one hundred eighty (180) days after the Effective Date, then SHS's compensation shall be limited to reimbursement for fifty percent (50%) of SHS's development costs commencing with the one hundred eighty-first (181st) day after the Effective Date. In addition, SHS shall forfeit its rights described in Section
3.7 below.

     3.5  Bonus Payments.  In addition to the compensation described in Section
          --------------
3.4 above, SHS shall be entitled to receive bonus payments from First Option in accordance with the schedule set forth in Attachment B. Bonus payments shall not be subject to the limitation set forth in Section 3.1 and shall be paid within thirty (30) days from the time the condition set forth in Attachment B has been satisfied.

     3.6  Development Fee.
          ---------------

          3.6.1  Payment to SHS.  In addition to the compensation described in
                 --------------
Sections 3.3, 3.4 and 3.5, and for each calendar year this Agreement remains in effect commencing with the 1996 calendar year, SHS shall also be entitled to receive a development fee from First Option based on the percentage indicated on Attachment C (as well as the applicable minimum and maximum limits set forth therein) of the total annual gross revenues received by First Option under its Medicare Risk Contract in New Jersey and in any other state identified in
Section 3.7 for which SHS prepared an Application for First Option to file with HCFA. One half of the minimum fee set forth on Attachment C ($500,000) shall be due by January 1 of each calendar year. The remaining $500,000 shall be due on the succeeding July 1. Any additional amounts due SHS pursuant to this Section
3.6 and Attachment C beyond the minimum fee for that contract year shall be payable by January 31 of the subsequent calendar year. To ensure payment of such amounts, First Option agrees to establish at the request of SHS an escrow account acceptable to SHS with a minimum balance of $1,000,000 in the event First Option's net worth falls below $6,000,000.

          3.6.2  Changes to Development Fee.  Notwithstanding the foregoing, the
                 --------------------------
Development Fee due SHS for a state, other than First Option's New Jersey plan, may be reduced in the event of an "adverse selection" condition as defined below. In any calendar year in which an adverse selection condition first occurs, SHS shall only be entitled to receive the minimum fee set forth in Attachment C for that state for that calendar year only. In no event shall this
Section 3.6.2 be operative with respect to an adverse selection condition which occurs in any calendar year immediately following the calendar year in which such condition first occurred. If SHS's payment is reduced pursuant to this
Section 3.6.2, then the terms of this Agreement, including SHS's compensation under this Article 3, shall be extended for one additional year for that state in which the adverse selection condition occurred. For purposes of this Section 3.6.2, an adverse selection condition means that a First Option's plan operating in one of the states set forth in Section 3.7 below (excluding New Jersey) has incurred a medical loss ratio of one hundred ten percent (110%) on its Medicare Risk Contract operations in a calendar year.

     3.7  SHS Rights to File Future Applications.  SHS shall have the right to
          --------------------------------------
prepare for filing with HCFA First Option's Medicare Risk Contract Applications for the states of Connecticut, Delaware, New York and Pennsylvania in the event First Option determines to establish a Risk Program in any of those states and SHS shall be compensated in accordance with the terms and conditions of this Agreement, subject to the provisions set forth below. Such right shall be exercised within 90 days from the date First Option provides SHS with written notice of its intention to establish a Medicare Risk program in the applicable state. SHS's right is subject to: (a) the filing by First Option of the Application for New Jersey within one hundred fifty (150) days of the Effective Date; and (b) the approval of the Application for New Jersey by HCFA within ten
(10) months from the date the Application was filed by First Option. SHS's compensation for Medicare Risk Program applications for other states shall be in accordance with the terms and conditions of this Agreement provided that SHS shall seek to complete such applications for approximately fifty percent (50%) of the costs incurred for the completion of the Application for New Jersey. If costs are expected to exceed such levels, SHS shall notify First Option.

     3.8  Adjustments to SHS's Compensation.  In the event HCFA significantly
          ---------------------------------
reduces its payments to First Option under its Medicare Risk Contract in New Jersey or any other state set forth in Section 3.7, the compensation due SHS under this Agreement for that state shall be adjusted as hereinafter described. For purposes of this Section 3.8, a "significant reduction" means a decrease in the current year's trend factor for the published AAPCC by an amount which exceeds by 1% the average trend factor over the last five (5) years for the affected state. In the event of a significant reduction, then at First Option's written request which shall be made within thirty (30) days of HCFA's publication of the AAPCC, SHS's compensation under this Agreement for the affected state or service area shall be limited to its development costs and the minimum fee set forth in Attachment C plus, at SHS's option, either (a) SHS shall receive 1/4 of 1% of Medicare Revenues for the state or service area for the calendar year in which the significant reduction occurred; or (b) SHS's compensation under this Agreement shall be limited for one year to its development costs and the minimum fee set forth in Attachment C, but the term of this Agreement shall be extended for one additional year for that state. Payments shall resume in the succeeding calendar year if the published AAPCC for that year is at least equal to the base rate for the prior year plus the average trend factor used for determining the significant reduction for that prior year. If the published AAPCC is less than that amount, then SHS's compensation shall be limited to development costs and the minimum fee set forth in Attachment C. SHS's compensation shall not be limited for a third consecutive year unless specifically agreed to by the parties. An example of this adjustment is set forth in Attachment D.

     3.9  Acquisition of First Option Shares.  Subject to the approval of First
          ----------------------------------
Option's Board of Directors and any rights of Guardian Life, the parties agree that SHS will be granted certain rights to acquire shares in First Option (or any holding company established for First Option) under the terms of a separate shareholders agreement to be negotiated in good faith within ninety (90) days from the Effective Date of this Agreement.

4.  TERM AND TERMINATION

     4.1  Term.  This Agreement shall commence on the Effective Date and shall
          ----
remain in effect unless terminated by either party as provided below.

     4.2  Termination Without Cause.  Subject to Section 4.5 below, either party
          -------------------------
may terminate this Agreement upon one hundred fifty (150) days prior written notice to the other party. Any payments due SHS shall be paid within thirty
(30) days from the date of termination.

     4.3  Termination With Cause.  Either party may terminate this Agreement as
          ----------------------
follows in the event of a material breach hereof by the other party. In the event of a material breach, the non-breaching party shall provide the other party with written notice specifying the alleged breach. The breaching party shall have thirty (30) days from receipt of such written notice in which to cure the breach and thereby avoid termination of this Agreement. In the event the breach is not cured to the non-breaching party's reasonable satisfaction within that thirty (30) day period, the non-breaching party may terminate this Agreement by informing the other party in writing that the breach has not been cured. Termination shall be effective upon the other party's receipt of such notice.

     4.4  Other Rights of Termination.  Notwithstanding the foregoing, First
          ---------------------------
Option may terminate this Agreement effective upon written notice in the event the Application for New Jersey (in accordance with Section 1.5) is not completed by SHS so that it may be filed by First Option within one hundred eighty (180) days after First Option's federal qualification application is deemed complete or in the event the costs billed to First Option by SHS pursuant to this Agreement exceed $800,000.

     4.5  Effect of Termination.  Termination shall not relieve First Option of
          ---------------------
the obligation to compensate SHS for services provided pursuant to this Agreement prior to the effective date of termination in accordance with the terms set forth herein. In addition, SHS shall be entitled to receive any applicable development costs and fees under Sections 3.1 and 3.6 and Attachments A and C related to any Applications filed with HCFA at the time of termination or of which SHS had begun preparation and a period of sixty (60) days has elapsed from the date SHS began preparing any such Applications and SHS's receipt of notice of termination.

5    MISCELLANEOUS

     5.1  Assignment of Agreement.  No party to this Agreement may assign any of
          -----------------------
its rights or obligations under this Agreement without the express written consent of the other party. Notwithstanding the foregoing, in the event either party is acquired by a merger or a sale of substantially all its assets to another entity and the acquiring entity does not offer a managed care health benefits program in the other party's service area(s), then this Agreement shall be automatically assigned to and inure to the benefit of such acquiring entity. If the acquiring party later offers a managed care benefits program in the other party's service area, then the other party may terminate this Agreement upon ninety (90) days prior written notice.

     5.2  Enforceability.  If any term, provision, covenant or condition of this
          --------------
Agreement is invalid, void or unenforceable, the rest of the Agreement shall remain in full force and effect. The invalidity or unenforceability of any term or provision hereof shall in no way affect the validity or enforceability of any other term or provision.

     5.3  Complete Agreement.  This Agreement contains the complete
          ------------------
understanding and agreement between SHS and First Option and supersedes all representations, understandings or agreements prior to the execution hereof.

     5.4  Amendments.  No waiver, alteration, amendment or modification of this
          ----------
Agreement shall be valid unless in each instance a written memorandum specifically expressing such waiver, alteration, amendment, or modification is made and subscribed by a duly authorized officer of SHS and a duly authorized officer of First Option.

     5.5  Governing Law.  This Agreement shall be construed in accordance with
          -------------
the laws of the State of Nevada.

     5.6  Headings.  The headings and numbers of sections and paragraphs
          --------
contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     5.7  Proprietary Information.  The parties acknowledge that each party has
          -----------------------
executed the Confidentiality Agreement annexed hereto and incorporated herein.

     5.8  Notice.  Any notice required or permitted to be given pursuant to the
          ------
terms and provisions of this Agreement shall be sent by registered mail or certified mail, return receipt requested, postage prepaid, to SHS at:

     ________________________________________________
     ________________________________________________
     ________________________________________________


     and to First Option at:

     _________________________________________________
     _________________________________________________
     _________________________________________________

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers to be effective on the Effective Date set forth above.


SIERRA HEALTH SERVICES, INC.

By:  ANTHONY M. MARLON
     (Signature)

Title:    CEO

Date:     1-6-95


FIRST OPTION HEALTH PLAN, INC.

By:  John L. Adessa
     (Signature)

Title:    President and CEO

Date:     1-6-95

                                  ATTACHMENT A
                               SHS HOURLY CHARGES
                               FOR SHS PERSONNEL




EMPLOYEE              RATE       EMPLOYEE       RATE
------------------   -------   -------------   -------

A.M. MARLON          $367.79   B. NELSON        $25.50
E. MacDONALD         $245.12   S. CRANLEY       $31.97
F. COLLINS           $118.99   J. PRIMAKY       $24.94
L. HOWARD            $117.40   G. GILBERTSON    $15.36
M. MONTALVO          $118.99   A. DINSE         $17.23
J. REEVES            $166.44   B. TOLLEFSON     $17.45
M. SOLDO             $118.99   L. SHEA          $21.24
S. STARR             $ 71.53   S. KRAMBULE      $14.63
J. STARR             $111.06   D. ODOM          $19.03
J. NANSON            $126.24   P. JONES         $12.69
                               R. MOLNAR        $14.91
B. CHRISTIANSEN      $ 53.12   A. REEVES        $28.31
T. COULTER           $ 51.92   P. SMITH         $19.66
W. HADDAD            $ 65.99   K. MONETTE       $23.16
F. HEAVY             $ 76.51   A. HOLT          $12.30
B. HILLEGASS         $ 70.31   C. WHITE         $19.18
P. SHARER            $ 49.10   D. HATHAWAY      $50.89
C. SIGNORINO         $115.13
R. MOLVIK            $ 56.32

A. AKITI             $ 52.36
C. CHEN              $ 32.20
K. ENGLEHART         $ 38.62
M. GOLENIAK          $ 49.84
J. HURD              $ 45.31
J. JACKSON           $ 37.30
T. JUERGENS          $ 51.66
K. LAMAR             $ 45.31
D. MARLON            $ 43.99
W. NIPPE             $ 53.02
M. STANEVICH         $ 34.79
S. JENSON-BUNCH      $ 48.70
J. PERRY             $ 45.31
T. GREESON           $ 40.78


                                  ATTACHMENT B
                         SCHEDULE OF SHS BONUS PAYMENTS

Condition                                            Bonus
---------                                            -----

Filing of the Medicare Risk                         $100,000
Application within 60 days from
the Effective Date


Filing of the Medicare Risk                         $ 50,000
Application within 90 days from
the Effective Date


If HCFA approves First Option's Medicare            $100,000
Risk Application within 6 months of its
submission to HCFA


If HCFA approves First Option's Medicare            $ 50,000
Risk Application within 7 months of its
submission to HCFA

                                  ATTACHMENT C
                              SHS DEVELOPMENT FEE

        Percent of
Year    Medicare Revenues              Minimum Fee        Maximum Fee
----    -----------------              -----------        -----------
1             1                         $1,000,000         $3,500,000

2             1                         $1,000,000         $3,500,000

3             1                         $1,000,000         $3,500,000

4             0.5                       $1,000,000         $3,500,000

5             0.5                       $1,000,000         $3,500,000

6             0.5                       $1,000,000         $3,500,000

7             0.5                       $1,000,000         $3,500,000

8             0.5                       $1,000,000         $3,500,000

                                  ATTACHMENT D
                        ADJUSTMENTS TO SHS COMPENSATION

Average Trend in Published AAPCC
for New Jersey for 1991 - 1995.................................plus 4%

Published AAPCC for 1996.......................1995 Base Rate minus 1%
(constitutes "significant reduction" under Section 3.8 since equates to 5% deviation from expected AAPCC based on 1991 - 1995 Trend of +4%)

SHS's Compensation for 1996 =

        (a)    development costs plus

        (b)    $1,000,000 (minimum fee under Attachment C)

        plus either

        (c)    1/4 of 1% of Medicare Revenues; or

        (d)    (a) + (b) only and extension of agreement for additional year

SHS's Compensation for 1997:

   *If 1997 published AAPCC is greater than or equal to 1995 base minus 1% plus 4%, then regular payments resume.

   If 1997 published AAPCC is less than 1995 base minus 1% plus 4%, then   SHS's
   compensation shall be based on (a) and (b) above.